Exhibit 10.20

AGREEMENT OF SALE AND PURCHASE

This Agreement of Sale and Purchase (the “Agreement”) dated this 11th day of August, 2004, is by and between PHAWK, LLC, a Delaware limited liability company (formerly Petrohawk Energy, LLC), (herein called “Seller”) and Petrohawk Energy Corporation, a Delaware corporation (herein called “Buyer”). Seller and Buyer are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party”.

W I T N E S S E T H:

1.        Property to be Sold and Purchased.  Seller agrees to sell and Buyer agrees to purchase, for the consideration herein set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

(a)      All right, title and interest of Seller in and to the oil, gas and/or mineral leases, the wells, the production facility platform, and related pipelines and associated rights of way,  and that certain abandonment escrow account, that are described on Exhibit A hereto (such oil, gas and/or mineral leases described in the Exhibit A hereto are hereinafter collectively referred to as the “Leases”, and such wells identified on the Exhibit A hereto are hereinafter referred to as the “Wells”); and

(b)      All rights, titles and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the properties described in subsection (a) above, to the extent and only to the extent such rights, titles and interests are attributable to the properties described in subsection (a) above; and

(c)      All rights, titles and interests of Seller in and to all presently existing and valid production sales contracts, operating agreements, exploration agreements, farm-out and farm-in agreements, right of way easements, surface use agreements, seismic data agreements (to the extent transferable and subject to the limitations set forth below), copies of all lease files, land files, well files, environmental records, production records, division order files, abstracts, title opinions, and contract files, and other agreements and contracts (including but not limited to AMI agreements, if any) which relate to any of the properties described in subsections (a) and (b) above, to the extent and only to the extent such rights, titles and interests are attributable to the properties described in subsections (a) and (b) above; and

(d)      All rights, titles and interests of Seller in and to all wells, wellhead equipment, production facilities, flowlines, tanks, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment located on the properties described in subsections (a) and (b) above and currently in use in connection with the operation of such properties, to the extent and only to the extent such rights, titles and interests are attributable to the properties described in subsections (a) and (b) above; and

(e)      certain office furniture and office equipment, automobiles, assignable service agreements, warranty agreements and other agreements associated with the furniture and equipment, as described on Exhibit B, and any logo, service mark, copyright, trade name or trademark of or associated with the name Petrohawk Energy or Petrohawk.

The properties, rights and interests specified in the foregoing subsections (a) and (b) are herein sometimes collectively called the “Oil and Gas Properties”, and the properties, rights and interests specified in the foregoing subsections (a) through (e), inclusive, but exclusive of the properties, rights and interests excluded below, are herein sometimes collectively called the “Properties”.  The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller the Excluded Properties described below.

(f)            Excluded Properties.

The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller:

(i)            any accounts receivable or accounts payable accrued before the Effective Date, together with all accounts receivable and accounts payable related to joint interest billings attributable to the Oil and Gas Properties with respect to all periods prior to the Effective Date;

(ii)           all corporate, financial, tax and legal (other than title) records of Seller, except that Seller will provide Buyer with copies of any tax records that are necessary for Buyer’s ownership, administration or operation of the Properties;

(iii)          all contracts of insurance or indemnity;

(iv)          all hydrocarbon production from or attributable to the Oil and Gas Properties with respect to all periods prior to the Effective Date, and all proceeds attributable thereto, together with all production imbalances attributable to the Oil and Gas Properties with respect to all periods prior to the Effective Date;

(v)           any refund of costs, taxes or expenses borne by Seller attributable to the period prior to the Effective Date;

(vi)          properties excluded from the purchase and sale contemplated by this Agreement under Section 7;

(vii)         except to the extent constituting the suspended funds on royalty or funds in the abandonment escrow account referred to in Section 1(a) above, all deposits, cash, checks, funds and accounts receivable attributable to Seller’s interests in the Properties with respect to any period of time prior to the Effective Date; and

                (viii)        all rights and causes in action, arising, occurring or existing and accrued in favor of Seller prior to the Effective Date or arising out of the operation of or production from the Oil and Gas Properties prior to the Effective Date (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Date).

These excluded properties are collectively referred to as the “Excluded Properties.”  Buyer shall not be responsible for, and Seller expressly retains, all obligations and liabilities related to the Excluded Properties, whether such liabilities arise before or after the Effective Date.  It is understood that certain of the Excluded Properties may not be embraced by the term “Properties”.

2.        Purchase Price.   The purchase price for the Properties shall be Eight Million Five Hundred Thousand Dollars ($8,500,000) (such amount unadjusted by any other adjustments provided for in this Agreement or agreed to by the parties, being herein called the “Base Purchase Price”).  Such Base Purchase Price may be adjusted as provided in Sections 7 and 11 hereof (the Base Purchase Price, as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the parties, being herein called the “Purchase Price”).  Except as may be provided in Section 11(c), the Purchase Price shall be paid in readily available funds at the Closing as hereinafter provided.

3.        Representations of Seller.

(a)      Representations.   Seller represents and warrants to Buyer that:

(i)         Organization and Qualification.  Seller is a limited liability company organized and legally existing and in good standing under the laws of the State of Delaware.

(ii)        Due Authorization.  Seller has full power to enter into and perform its obligations under this Agreement and has taken all necessary actions to authorize entering into this Agreement and perform its obligations hereunder.

(iii)       Approvals.  Other than requirements (if any) that there be obtained consents to assignment from third parties (any material contracts containing such consent requirements being disclosed under Section 3(a)(x) below)  and except for approvals (“Routine Governmental Approvals”) required to be obtained from governmental entities who are lessors under Leases or grantors of rights of way forming a part of the Oil and Gas Properties (or who administer such Leases or rights of way on behalf of such lessors or grantors) which are customarily obtained post-closing, and except for the requirements of any maintenance of uniform interest provisions contained in any operating or other agreements, to Seller’s knowledge, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Seller is a party or by which the Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or to the Properties.  Seller’s “knowledge” or “received” by Seller (except as used in connection with payment receipts), as used in this Agreement, shall mean to the actual knowledge of one or more members of the board of directors of Seller.

(iv)       Valid, Binding and Enforceable.  This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

            (v)    Litigation.  There are no pending suits, actions, or other proceedings in which Seller is a party (or to Seller’s knowledge, which have been threatened to be instituted) which affect the Properties  (including, without limitation, any actions challenging or pertaining to Seller’s title to any of the Properties), or affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(vi)       Title.  Seller is the owner of the Oil and Gas Properties and represents that Seller has at least the Net Revenue Interests in the Wells set forth in Exhibit A hereto and no more than the Working Interests in the Wells set forth on such Exhibit A, and same are free and clear of all liens, burdens, encumbrances and defects in title; provided, however, with respect to any Oil and Gas Properties that Seller previously acquired from Buyer or Buyer’s predecessor in interest, the representations of Seller set forth in this Section 3(a)(vi) and in Section 3(a)(xi) below shall be limited to matters arising by, through or under Seller, but not otherwise.  Further, it is expressly understood and agreed that such representations do not cover maintenance of leases in force or pooling and/or unitization matters.

(vii)      Environmental. There are no pending, or to the knowledge of Seller threatened, actions, suits, orders, claims, notices or proceedings, made or instituted by applicable governmental authorities, regarding the Properties alleging a violation or non-compliance with applicable environmental laws, or with respect to the disposal, discharge or release from the Properties of hazardous materials or constituents in a manner which is not in  compliance with such laws.

(viii)     Gas Imbalances and Prepayment.  Seller is not obligated, by virtue of any prepayment arrangement, a “take or pay” arrangement, gas balancing agreement, a production payment or any other arrangement entered into by it (or, to Seller’s knowledge, entered into by any other party and binding on the Oil and Gas Properties), to deliver hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

(ix)        Proceeds in Suspense.  Proceeds from the sale of hydrocarbons produced from the Oil and Gas Properties are being received by Seller in a timely manner and are not being held in suspense by the purchaser of said hydrocarbons for any reason, other than amounts held in suspense by such purchaser in the ordinary course of business which are individually or in the aggregate with respect to all such purchasers not in excess of $10,000.

(x)         Material Contracts; Preferential Rights.  The Disclosure Schedule hereto sets forth a description of every material agreement (excluding Leases) entered into by Seller (or, to Seller’s knowledge, entered into by any other party and binding on the Oil and Gas Properties), and relating to the Oil and Gas Properties, and no written claim has been received by Seller that it is in default under any such agreement.  The Disclosure Schedule also identifies such material agreements, if any, (excluding Leases) that contain consent to assign provisions.  No hydrocarbons produced from the Oil and Gas Properties are subject to a  sales contract or other arrangement entered into by Seller and relating to the production, gathering, transporting, processing, treating or marketing of hydrocarbons (other than a contract disclosed on the Disclosure Schedule), and, except as included in agreements set forth on the Disclosure Schedule, no person has any preferential right to purchase any Oil and Gas Property and no person has any call upon, option to purchase, preferential right to purchase or similar rights granted by Seller with respect to production from the Oil and Gas Properties and none of the persons so listed on the Disclosure Schedule have exercised any such rights.

(xi)        Receipt of Proceeds; Payment of Expenses.  With respect to each existing Well identified on Exhibit A, Seller is currently receiving from all purchasers of production from the Oil and Gas Properties at least the “Net Revenue Interests” set forth on such Exhibit A without suspense.  With respect to each existing Well listed on Exhibit A, Seller is currently paying the operators of the Oil and Gas Properties for the development and operation thereof no more than the Working Interests set forth on such Exhibit A, and Seller is current for all costs and expenses pertaining to the development and operation of the Oil and Gas Properties, except for those being contested in good faith and so listed on the Disclosure Schedule.

(xii)       Payment of Royalties.  Seller has received no written claims that royalties and other payments due by it under the Leases have not been properly and timely paid, or that any conditions necessary to keep the Leases in force have not been fully performed.

(xiii)      Compliance with Laws.  Seller has received no claims, orders, notices or other written communications from applicable governmental authorities that the operation of the Oil and Gas Properties has not been conducted in accordance with all laws, rules, regulations, ordinances and orders (including without limitation, those pertaining to the environment) of all local, state and federal governmental bodies, authorities and agencies having jurisdiction of the Oil and Gas Properties.

(xiv)     Taxes.  Ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Oil and Gas Properties that have become due and payable have been properly and timely paid, except for those being contested in good faith and so listed on the Disclosure Schedule.  For purposes of this Agreement, taxes based on or measured by production shall be deemed attributable to the period in which the production occurred, regardless of the fact that such taxes may not be assessed or payable until some subsequent period.

(xv)      Operating Agreements.  Except as disclosed by Seller in the Disclosure Statement, as to any and all operating agreements affecting any of the Property, each of which operating agreements is listed on the Disclosure Schedule: (i) there are no outstanding calls, advances or payments that have been advanced on behalf of or are due from Seller or that Seller has committed to make that have not been paid, (ii) there are no operations with respect to which Seller is a non-consenting party, and (iii) except for an emergency, Seller will not authorize any expenditure over $25,000 after the date of this Agreement without first obtaining the written consent to such expenditure from Buyer, which consent will not be unreasonably withheld, conditioned or delayed.

(xvi)     Permitted User.  After the Closing, Buyer shall be a “Permitted User” as defined in that certain License Agreement dated October 10, 2003, between Fairfield Industries Incorporated and Seismic Exchange, Inc., as “Data Owners”, and Petrohawk Energy, LLC, as Licensee.

(xvii)    Majority Owner.  Seller owns a majority of the equity interests of Buyer.

(b)      Disclaimers.  THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 3(a) ABOVE ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND, WITHOUT LIMITATION ON THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3(a) ABOVE, SELLER EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES (WITHOUT LIMITATION, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3(a) ABOVE, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR

SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT FOR ITS FITNESS FOR ANY PURPOSE).  UPON CLOSING, BUYER SHALL HAVE INSPECTED, OR WAIVED ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”).  BUYER IS RELYING UPON ITS OWN INSPECTION OF THE PROPERTIES, AND BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION.

SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES.  ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.  TO THE BEST OF SELLER’S KNOWLEDGE, THE INFORMATION CONTAINED IN EXHIBITS A AND B IS TRUE, ACCURATE AND COMPLETE.

4.        Representations of Buyer.  Buyer represents to Seller that:

(a)      Organization and Qualification.  Buyer is a corporation duly organized and legally existing and in good standing under the laws of its state of Delaware and is qualified to do business and is in good standing in the States of Louisiana and Texas.  Buyer is also qualified to own and operate oil and gas properties with all applicable governmental agencies having jurisdiction over the Properties, to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the transactions contemplated hereby (including, without limitation, Buyer has met all bonding requirements of such agencies).

(b)      Due Authorization.  Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(c)      Approvals.  Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, and except for Routine Governmental Approvals, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

(d)      Valid, Binding and Enforceable.  This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e)      No Litigation.  There are no pending suits, actions, or other proceedings in which Buyer is a party (or, to Buyer’s knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f)       Knowledgeable Buyer, No Distribution.  Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase, and is acquiring the Properties for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules or regulations.  Buyer acknowledges that the Properties are being purchased from an “interested party” and that six members of Buyer’s board of directors are affiliated with Seller.  Buyer is exercising its authority to purchase the Properties through its Special Committee of Directors, comprised of its only disinterested director, Robert C. Stone, Jr. (“Stone”) and Buyer  has taken all necessary and appropriate action to approve the transaction under Delaware law.

(g)           Funds.  Buyer has, and at the Closing will have, such funds as are necessary for the consummation by Buyer of the transactions contemplated hereby.

(h)           Opportunity to Verify Information.  Without limitation of Buyer’s rights under Section 6, Buyer has been furnished with all materials relating to the Properties requested by Buyer and has been afforded the opportunity to ask questions of the Seller (or a person or persons acting on its behalf) concerning the Properties, and all such questions have been answered to the full satisfaction of the Buyer.  Without limitation of Buyer’s rights under Section 6, Buyer has received all materials, documents, and other information relating to the Properties that Buyer deems necessary to evaluate the Properties and understand the merits and risks of an investment in the Properties.  Buyer has made its own independent investigation to the extent necessary to verify the truth and accuracy of such materials, documents, and other information furnished by Seller.

(i)            Merits and Risks of an Investment in the Properties.  Buyer understands and acknowledges that:  (i) an investment in the Properties involves certain risks; (ii) neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Properties or made any findings or determination as to the fairness of an investment in the Properties or the accuracy or adequacy of the disclosures made to Buyer, and (iii) except as set forth in Section 8 of this Agreement, Buyer is not entitled to cancel, terminate or revoke this Agreement.

5.        Certain Covenants of Seller Pending Closing.  Between the date of this Agreement and the Closing Date:

(a)      Access by Buyer.

(i)            Records.  Seller will give Buyer, or Buyer’s authorized representatives, at Seller’s office (or at other locations to be designated by Seller) and at all reasonable times before the Closing Date, access to Seller’s records pertaining to the ownership and/or operation of the Properties (including, without limitation, title files, division order files, well files, and production, severance and ad valorem tax records), for the purpose of conducting due diligence reviews contemplated by Section 6 below.  Buyer may make copies of such records, but shall, if Seller so requests, return all copies so made if the Closing does not occur; all costs of copying such items shall be borne by Buyer.  Seller shall not be obligated to provide Buyer with access to any records or data which Seller believes that Seller cannot provide to Buyer without, in Seller’s reasonable opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege.  BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS.  NO

WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SUPPLIED TO BUYER OR WITH RESPECT TO PROPERTIES TO WHICH THE INFORMATION RELATES, AND BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

(ii)        Physical Inspection.  Seller shall make a good faith effort to give Buyer, or Buyer’s authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to Seller, physical access to the Properties for the purpose of inspecting same.  Buyer recognizes that some or all of the Properties may be operated by parties other than Seller and that Seller’s ability to obtain access to such properties, and the manner and extent of such access, is subject to such third parties.  Buyer agrees to comply fully with the rules, regulations and instructions issued by Seller (and, where Properties are operated by other parties, such other parties) regarding the actions of Buyer while upon, entering or leaving the Properties.  Buyer shall furnish, free of costs, Seller with a copy of any written report prepared by or for Buyer related to any environmental or physical investigation of the Properties as soon as reasonably possible after it is prepared.

(iii)       Exculpation and Indemnification.  If Buyer exercises rights of access under this Section or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) such access, examination and inspection shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against Seller (and the affiliates of Seller and the respective directors, officers, employees, attorneys, contractors and agents of Seller and such affiliates) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) Buyer shall indemnify, defend and hold harmless Seller and its members and its and their affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) from any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys’ fees) (i) for personal  injuries to or death of employees of the Buyer, its contractors, agents, consultants and  representatives, and damage to the property of Buyer or others acting on behalf of Buyer, (ii)  for personal injuries to or death of employees of Seller or third  parties, and damage to the property of Seller or third parties, to the extent caused by the negligence, gross negligence or willful misconduct of Buyer, but excluding in all cases  claims arising out of or resulting from Seller’s (or its employees’, contractors’, successors’  or assigns’) gross negligence or willful misconduct, or (iii) liens or encumbrances for labor or materials, arising out of or in any way connected with Buyer’s examinations or inspections.

THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION,

LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF  (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

                (b)           Interim Operation.    From the date of execution of this Agreement until Closing, Seller shall not commence or consent to commencement of, and shall not elect to go non-consent in, any operation for the drilling of any new well or the fracing, recompletion, deepening, reworking, plugging back, plugging and abandonment or other operation with respect to any Well without the prior written consent of Buyer, which consent will not be unreasonably withheld. Buyer shall respond promptly to any written requests for such consent. Seller will use its commercially reasonable efforts from the date of execution of this Agreement until Closing, to maintain and operate the Oil and Gas Properties in a reasonable and prudent manner, in full compliance with law and orders of any governmental authority, to maintain insurance now in force with respect to the Oil and Gas Properties, to pay when due all costs and expenses coming due and payable in connection with the Oil and Gas Properties, and to perform all of the covenants and conditions contained in the Leases and all related contracts.  Without the prior written consent of Buyer, which consent will not be unreasonably withheld, Seller will not: (i) develop, maintain or operate the Oil and Gas Properties in a manner inconsistent with prior operations or introduce any new method of operation or accounting with respect to the Oil and Gas Properties; (ii) enter into any new agreements or commitments with respect to the Oil and Gas Properties; (iii) incur any liabilities other than in the ordinary course for normal operating expenses on the Oil and Gas Properties; (iv) abandon, or consent to abandonment of, any producing, shut-in or injection Well located on the Oil and Gas Properties, nor release or abandon all or any portion of the Leases; (v) modify or terminate any of the Leases  or waive any right thereunder; or (vi) encumber, sell or otherwise dispose of any of the Oil and Gas Properties other than personal Oil and Gas Properties that is replaced with equivalent property or consumed in the ordinary course of operation of the Oil and Gas Properties and other than hydrocarbons sold in the ordinary course of business (except that Seller will not enter into any new production purchase or sale agreement with a term greater than 30 days relating to the Oil and Gas Properties).  Buyer will respond promptly to any written requests for such consent.

Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to operation of a Property greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

(c)      Consents to Assignment.  Seller will use commercially reasonable efforts,

consistent with industry practices in transactions of this type, to identify, with respect to all material Oil and Gas Properties, (i) all requirements that consents to assignment (“Consents”) be obtained which would be applicable to the transactions contemplated hereby and (ii) the names and addresses of parties holding such Consent rights; provided, however, Seller shall in no event be obligated to go beyond its own records.  Except for contracts that may be cancelled by either party thereto upon giving 30 days or less prior notice and the governmental consents to assignment described in Section 3(a)(iii), prior to Closing Seller will request, from the parties so identified (and in accordance with the documents creating such rights), execution of Consents so identified.  If any consent to assignment is not obtained by Closing, then, at Buyer’s option: (A) the portion of the Properties affected by such consent shall be withdrawn from the sale and retained by Seller and the Purchase Price shall be reduced by an amount mutually agreed to by the Parties and, at Buyer’s sole option, the Parties shall proceed to Closing; or (B) Buyer may waive the failure to receive the consent and proceed to purchase the affected portion of the Properties.

6.        Due Diligence Reviews.

(a)      Review By Buyer.  Buyer may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether Defects (as below defined) exist.  Should, as a result of such examinations and investigations, or otherwise, one or more matters come to Buyer’s attention which would constitute a Defect, and should there be one or more of such Defects which Buyer is unwilling to waive and close the transaction contemplated hereby notwithstanding the fact that such Defects exist, Buyer shall notify Seller in writing of such Defects as soon as the same are identified by Buyer, but in no event no later than five (5) days prior to Closing (the “Defect Date”) (such Defects of which Buyer so provides notice are herein called “Asserted Defects”).  Such notification shall include, for each Asserted Defect, (i) a description of the Asserted Defect and the lands, wells and/or units listed on Exhibit A to which it relates, (ii) whether the Defect is a Defect to be governed by Section 7(b)(i) below, (iii) for each applicable well or unit, if applicable, the size of any variance from “Net Revenue Interest” or “Working Interest” which does or could result from such Asserted Defect, and (iv) the amount by which Buyer would propose to adjust the Purchase Price.  All Defects with respect to which Buyer fails to so give Seller notice by the Defect Date will be deemed waived for all purposes; provided, however, such deemed waiver shall not apply to any breach by Seller of any of the representations of Seller set forth in Section 3 hereof.  All access to Seller’s records and the Properties in connection with such due diligence shall be subject and pursuant to Section 5(a) (including, without limitation, the exculpation and indemnification provisions contained in Section 5(a)(iii)).

(b)      Nature of Defects.  The term “Defect” as used in this Section shall mean the following:

(i)         NRI or WI Variances.  Seller’s ownership of the Properties is such that,

with respect to a well listed on Exhibit A hereto, it  (A) entitles Seller to receive a decimal share of the oil, gas and other hydrocarbons produced from currently producing completions in such well which is less than the decimal share set forth on Exhibit A in connection with such well in the column headed “Net Revenue Interest” or (B) causes Seller to be obligated to bear a decimal share of the cost of operation of such well greater than the decimal share set forth on Exhibit A in connection with such well in the column headed “Working Interest” (without at least a proportionate increase in the share of production to which Seller is entitled to receive from such well).

(ii)        Liens.  Seller’s ownership of an Oil and Gas Property is subject to a lien other than (A) a lien for taxes which are not yet delinquent or (B) a mechanic’s or materialmen’s lien (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent or (C) liens which will be released at or before Closing.

(iii) Imperfections in Title.  Seller’s ownership of an Oil and Gas Property is subject to an imperfection in title which, if asserted, would cause a Defect, as defined in subparagraph (i) above, to exist, and such imperfection in title is not such as would normally be waived by persons engaged in the oil and gas business when purchasing producing properties.

(iv)       Environmental.  Seller’s ownership of an Oil and Gas Property is subject to remediation or correction under applicable environmental laws.

           (c)        Defect Exceptions.  Notwithstanding anything in the foregoing which may appear to the contrary, unleased interests or non pooled, or ineffectively pooled, interests in a tract on which no well included in the Properties is located shall not constitute a “Defect”.  Similarly, in some cases where an “APO NRI” net revenue interest is shown for a well on Exhibit A where one or more third parties have elections at payout (which do not have to be exercised until then) to take one of two or more possible interests, and such net revenue interest shown on Exhibit A assumes one of such interests would be elected; notwithstanding anything in the foregoing which appears to the contrary, the fact that a third party may make a different election at payout than that assumed in computing the net revenue interest shown on Exhibit A will not constitute a “Defect”.  The presence of naturally occurring radioactive materials (“NORM”) in circumstances where, under current governmental rules and regulations, remediation is not currently required will not constitute a “Defect”.  Additionally, notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Defect:   (i) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another person’s superior claim of title to the relevant Property; (ii) defects or irregularities that have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription; (iii) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings which has not delayed or prevented Seller from receiving its Net Revenue Interest share of the proceeds of production; (iv) defects or irregularities in title which for a period of 5 years or more has not delayed or prevented Seller (or Seller’s predecessor, if owned by Seller less than 5 years) from receiving its Net Revenue Interest share of the proceeds of production or causes it to bear a share of expenses and costs greater than its Working Interest share from any unit or well; and (v) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights and any defect or irregularity as would normally be waived by persons engaged in the oil and gas business when purchasing producing properties.

(d)      Seller’s Response.  In the event that Buyer notifies Seller of Asserted Defects:

(i)         Cure.  Seller may (but shall have no obligation to)  cure, prior to Closing, one or more Asserted Defects.

(ii)        Postpone Closing.  Whether or not Seller has then begun to, or ever begins to, cure one or more Asserted Defects (and whether or not Seller has elected options (iii) or (iv) below with respect to one or more Asserted Defects), Seller may postpone the Closing by designating a new Closing Date not later than August 31, 2004.  Notwithstanding any such election to postpone Closing, Seller shall still have no obligation to cure Asserted Defects.

(iii)       Adjustment.  Notwithstanding any other election made under this Section (without limitation, it being expressly recognized that Seller may attempt to cure Asserted Defects while acting under this election), Seller may elect to have one or more Asserted Defects handled under Section 7 below.

7.        Certain Price Adjustments.

(a)      Procedures.  In the event that, as a part of the due diligence reviews provided for in Section 6 above, Asserted Defects are presented to Seller and Seller is unable (or unwilling) to cure such Asserted Defects prior to Closing, or in the event that Buyer or Seller has elected (pursuant to Section 14) to treat an Oil and Gas Property affected by a casualty loss as if it was an Oil and Gas Property affected by an Asserted Defect, then:

(i)         Agree Upon Adjustment.  Buyer and Seller shall, with respect to each Property affected by such matters, attempt to agree upon an appropriate downward adjustment of the Purchase Price to account for such matters.

(ii)        Exclude Property.  With respect to each well listed on Exhibit A as to which Buyer and Seller are unable to agree upon appropriate adjustment with respect to all such matters affecting such well, such well (together with such related rights in any unit including the same, and other rights, as may be necessary or appropriate to own, operate and produce the same) will be excluded from the transaction contemplated hereby, and a downward adjustment of the Purchase Price will be made by the amount mutually agreed to by the Parties.

(iii)       Environmental Reductions.  If the Asserted Defect is a Defect described in Section 6(b)(iv): the estimated amount mutually agreed to by the Parties of all costs and claims associated with the existence, remediation or correction of the environmental condition plus the penalty, fine or damage payment reasonably likely to result from a prosecution, if instituted.

(b)      Certain Adjustments.  In the event that Buyer raises as an Asserted Defect the following type of Defect, Seller may (but shall not be obligated to) propose (and Buyer shall accept) the adjustment of the Purchase Price set forth below in connection with such Defect:

(i)         Liens/Payoff Amount.  If the Asserted Defect is a Defect described in Section 6(b)(ii):  a downward adjustment equal to the amount of the debt secured by such lien.

If Seller proposes such an adjustment, such adjustment will be deemed an adjustment agreed to under Section 7(a)(i) above.

If, in the exercise of good faith negotiations between the Parties, the Parties are unable to mutually agree to an adjustment of the Purchase Price under this Section 7 or under Section 5(c), either Party shall have the right to terminate this Agreement by giving written notice to the other Party and thereafter neither Party shall have any liability to the other under this Agreement.

(c)      Limitations on Adjustments.  If the Purchase Price reduction  with respect to a particular Asserted Defect which would result from the above provided for procedure does not exceed Ten Thousand Dollars ($10,000), no adjustment shall be made for such Asserted Defect.  If the Purchase Price reduction which would result from the above provided for procedure, as applied to all Asserted Defects for which an adjustment is to be made, does not exceed One Hundred Thousand Dollars ($100,000), then no adjustment of the Purchase Price shall occur, and none of the Properties which would be excluded by such procedure shall be excluded.  If the Purchase Price reduction which would result from the above provided for procedure, as applied to all Asserted Defects for which an adjustment is to be made exceeds One Hundred Thousand Dollars ($100,000), the Purchase Price shall be adjusted by the amount of such reduction.

8.        Conditions Precedent to the Obligations of Buyer.  The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

(a)      Representations True and Correct.  Each and every representation of Seller under this Agreement shall be true and accurate  as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate except as to changes specifically contemplated by this Agreement or consented to by Buyer.

(b)      Compliance with Covenants and Agreements.  Seller shall have performed and complied with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(c)      Price Adjustment Limitations.  The aggregate downward adjustment (if any) of the Purchase Price which results from the procedures set forth in Section 7 does not exceed Seven Hundred Fifty Thousand Dollars ($750,000).

(d)      No Material Adverse Effect.  Between the date of this Agreement and the Closing there has not been a Material Adverse Effect.  “Material Adverse Effect” shall mean any event circumstance, condition, development or occurrence causing, causing, resulting in or having (or with the passage of time likely to cause, result in or have) an adverse effect on the Properties, having a value in excess of $500,000; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Material Adverse Effect: any event, circumstance, change or effect that results from changes affecting the economy generally or changes in the market price of oil or natural gas.

(e)           Litigation.  No suit, action or other proceedings by any governmental entity or third party shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

If any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date (as may be extended by Seller pursuant to Section 6(e)(ii)), and (in either case) Buyer is not in material breach of its obligations hereunder in the absence of Seller being in material breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated.  In the event such a termination by Buyer occurs the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 5(a)(iii), 13 and 17(c) hereof all of which will survive such termination).

9.        Conditions Precedent to the Obligations of Seller.  The obligations of Seller under this Agreement are subject to the each of the following conditions being met:

(a)      Representations True and Correct.  Each and every representation of Buyer under this Agreement shall be true and accurate as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate except as to changes specifically contemplated by this Agreement or consented to by Seller.

(b)      Compliance With Covenants and Agreements.  Buyer shall have performed and complied with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c)      Price Adjustment Limitations.  The aggregate downward adjustment (if any) of the Purchase Price which results from the procedures set forth in Section 7 does not exceed Seven Hundred Fifty Thousand Dollars ($750,000).

(d)      Litigation.  No suit, action or other proceedings by any governmental entity or third party shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

If any such condition on the obligations of Seller under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) Seller is not in material breach of its obligations hereunder in the absence of Buyer being in material breach of its obligations hereunder, this Agreement may, at the option of Seller, be terminated, in which case the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 5(a)(iii), 13 and 17(c) hereof all of which will survive such termination).

10.      Closing.

(a)      Actions At Closing.  The closing (herein called the “Closing”) of the transaction contemplated hereby shall take place on or before, August 13, 2004, at the offices of Seller; or (i) such date and time and location as the Buyer and Seller may mutually agree upon; or (ii) at such time to which Seller may postpone the Closing pursuant to Section 6 hereof (such date and time, as changed pursuant to clauses (i) and (ii), being herein called the “Closing Date”).  At the Closing:

(i)         Delivery of Conveyance.  Seller shall execute, acknowledge and deliver to Buyer a conveyance of the Properties (the “Conveyance”), in the form attached hereto as Schedule I (and with Exhibit A hereto, with such modifications as may be mutually agreed to by Buyer and Seller, being attached thereto), effective as to runs of oil and deliveries of gas and for all other purposes as of 7:00  a.m., Central Daylight Time on June 1, 2004 (herein called the “Effective Date”).

(ii)        Payment to Seller.  Buyer shall deliver to the Seller, by wire transfer of immediately available funds to an account designated by Seller in a bank located in the

United States, an amount equal to (A) the Purchase Price less or plus (as the case may be) (B) any adjustments under Section 11 which are to be made at Closing.

(iii)       Turn Over Possession.  Seller shall, to the extent Seller can do so, turn over possession of the Properties.

(iv)       Succession by Buyer.  Buyer shall (A) furnish to Seller such evidence (including, without limitation, evidence of satisfaction of all applicable bonding requirements) as Seller may require that Buyer is qualified with the applicable authorities to succeed Seller as the owner and, where applicable, operator of the Properties, (B) with respect to properties operated by Seller where Buyer is to succeed Seller as operator, execute and deliver to Seller appropriate evidence reflecting change of operator as required by applicable authorities (including, without limitation, all the change of operator form MD-10-R-AQ that should be filed with the Louisiana Conservation Commission), and (C) execute and deliver to Seller such forms as Seller may reasonably request for filing with the applicable authorities to reflect Buyer’s assumption of plugging and abandonment liabilities and platform abandonment and removal liabilities with respect to the Properties and/or with respect to the wells located on the Properties or on units in which the Properties participate.

(v)        Non-Foreign Status Tax Affidavit.  If Buyer so requests, Seller will execute and deliver to Buyer an affidavit or other certification (as permitted by such code) that Seller is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code of 1986 as amended (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in such code and regulations promulgated thereunder).

(vi)       Federal and State Conveyance Forms.  Seller shall, where appropriate, prepare, execute (and, where required, acknowledge) and deliver to Buyer forms of conveyance or assignment as required by the applicable authorities for transfers of interests in state and federal leases included in the Oil and Gas Properties.

(vii)      Letters in Lieu.  Seller shall prepare, execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form acceptable to both parties.

(b)      Post Closing Actions.

(i)       Transfer of Files.  Seller will use its best efforts to deliver to Buyer, at Buyer’s expense, and within 10 days after Closing, all of Seller’s lease files, abstracts and title opinions, division order files, production records, well files, accounting records (but not including general financial accounting or tax accounting records), and other similar files and records which directly relate to the Properties, provided that Seller shall not be obligated to turn over to Buyer any records or data which Seller believes that Seller cannot provide to Buyer without, in Seller’s reasonable opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege;  it is expressly understood that Buyer is not acquiring, and Seller is not obligated to transfer to Buyer, any seismic data, geological or geophysical data, or other similar data, or any interpretations thereof or other data or records related thereto, covering lands or depths not covered by the Properties.  Seller may, at its election and expense, make and retain copies of any or all such files.  Buyer shall preserve all files so delivered by Seller of a period of eight (8) years following Closing and will allow Seller access (including, without limitation, the right to make copies at Seller’s expense) to such files at all reasonable times.

(ii)        Operational Transition.  For a reasonable period of time after Closing, Buyer and Seller shall undertake reasonable efforts to cooperate with respect to transition activities as to Oil and Gas Properties where Buyer succeeds Seller as operator.  IT IS RECOGNIZED THAT THERE IS NO ASSURANCE GIVEN BY SELLER THAT BUYER SHALL SUCCEED SELLER AS OPERATOR OF ANY PROPERTY WHERE OTHER PARTIES OWN INTERESTS IN THE WELLS LOCATED THEREON.  To the extent Seller remains an operator after Closing (which it shall have no obligation to do), it shall serve as operator under the applicable operating agreement in the manner provided by such agreement and, to the extent Seller so operates any Oil and Gas Properties after Closing and/or provides disbursement services under subsection (iii) below, its obligations to Buyer with respect thereto shall be no greater than those which it would have to a non-operator under the applicable operating agreement (and, in the absence of an operating agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

(iii)       Transition of Certain Accounting Matters.  With respect to each Oil and Gas Property as to which Buyer becomes successor operator and with respect to which Seller is disbursing proceeds of production attributable to other parties entitled thereto, Seller shall continue to receive such proceeds of production up to the Closing and, to the extent it actually receives such proceeds, shall be responsible for making disbursements, in accordance with its normal procedures (and at normal times), of such proceeds of production to the parties entitled to same, with any such proceeds of production after the Closing received by Seller to be promptly forwarded to Buyer (who shall thereafter account for same to the parties entitled thereto) and Seller shall, as promptly as possible after Closing, deliver to Buyer a copy of its “pay list” for each such property (which list shall include the names of all parties for whom it is holding in suspense proceeds of production).  Seller will retain all suspense funds, and responsibility therefor.  Following delivery of the materials referred to above, Buyer shall become responsible for all disbursements of proceeds of production from such properties and such disbursement activities shall be included in the matters which Buyer assumes, and indemnifies Seller with respect to, under Section 12 below.

(iv)       Notifications by Buyer.  Immediately after the Closing, Buyer shall notify all applicable operators, non-operators, vendors, oil and gas purchasers, and government agencies that it has purchased the Properties.

11.      Certain Accounting Adjustments.

(a)      Adjustments for Revenues and Expenses.  Appropriate adjustments shall be made between Buyer and Seller so that (i) Buyer will bear all expenses which are incurred in the operation of the Properties after the Effective Date (including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating agreements computed in accordance with Seller’s existing accounting practices  (regardless of whether such operating agreements are with third parties or related entities and regardless of whether Seller is the operator or a non-operator)), and all other overhead charges actually charged by Seller (and for which Seller bills third parties for their respective shares) or charged to Seller by third parties, and operating expenses, and Buyer will receive all proceeds (net of applicable production, severance, and similar taxes) from sales of oil, gas and/or other minerals which are produced from (or attributable to) the Properties and which are produced after the Effective Date, and (ii) Seller will bear all expenses which are incurred in the operation of the Properties before the Effective Date and Seller will receive all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals which were produced from (or attributable to) the Properties and which were produced before the Effective Date.  It is agreed that, in making such adjustments:  (i) oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from, or attributable to, the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date, (ii) ad valorem and similar taxes assessed with respect to production for periods prior to the Effective Date shall be borne by Seller and ad valorem taxes assessed with respect to production for periods on or after the Effective Date shall be borne by Buyer, (iii) ad valorem and similar taxes assessed with respect to production with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date), (iv) casualty losses shall be handled in accordance with Section 14,  and (vi) no consideration shall be given to the local, state or federal income tax liabilities of any party.

(b)      Initial Adjustment at Closing.  At least 3 days before the Closing Date, Seller shall provide to Buyer a statement showing its computations of its estimated amount of the adjustments provided for in subsection (a) above based on amounts which prior to such time have actually been paid or received by Seller.  Buyer and Seller shall attempt to agree upon such adjustments prior to Closing, provided that if agreement is not reached, Seller’s computation shall be used at Closing, subject to further adjustment under subsection (c) below.  If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, Buyer shall receive a credit at Closing for the amount of such excess, and if the converse is true, then the amount to be paid by Buyer to Seller at Closing shall be increased by the amount of such excess.

(c)      Adjustment Post Closing.  On or before 90 days after Closing, Seller shall provide to Buyer a statement showing its reasonable computations regarding any information which may then be available pertaining to the adjustments provided for in subsection (a) above, and Buyer shall review such statement.  If Buyer and Seller cannot agree on such adjustments within 30 days of Buyer’s receipt of such statement from Seller, then such adjustments shall be determined by an independent third party chosen by mutual agreement of Seller and Buyer. If Seller and Buyer are unable to agree on the selection of an independent third party, then each shall select an independent third party who in turn shall mutually agree upon an independent third party. Such third party shall provide Buyer and Seller with a statement showing its reasonable computations regarding any information which may then be available pertaining to the adjustments. The parties shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller.  After such adjustments are made, no further adjustments shall be made under this Section 11.

12.                   Assumption and Indemnification.

12.1         Buyer’s Rights After Closing.  Upon and after Closing, Buyer will receive and assume all of Seller’s right, title and interest in the Properties, with effect as of the Effective Date.

12.2         Buyer’s Obligations After Closing.

12.2.1      Description of Obligations. Upon and after Closing, Buyer will assume, pay and perform the following (collectively the “Buyer’s Assumed Obligations”):

(i)                                     Responsibility for payment of all operating expenses and capital expenditures related to the Properties and arising and attributable to the period on and after the Effective Date;

(ii)                                  Responsibility for payment of all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and other burdens or encumbrances to which the Properties is subject that are attributable to periods on and after the Effective Date;

(iii)                               Responsibility for proper accounting for and disbursement of production proceeds from the Properties attributable to periods on and after the Effective Date;

(iv)                              All obligations, liabilities and duties with respect to the ownership and operation of the Properties that are attributable to periods on and after the Effective Date; and

(v)                                 The Plugging and Abandonment Obligations, the Environmental Obligations, and all other obligations assumed by Buyer under this Agreement.

Except for the Buyer’s Assumed Obligations, Buyer assumes no other liability or obligation of Seller with respect to the Properties.

12.3         Seller’s Obligations After Closing.

12.3.1                  Description of Obligations After Closing. Seller will retain responsibility for all liabilities, obligations and duties with respect to the ownership and (if applicable) operation of the Properties that are attributable to periods before the Effective Date, except as otherwise specifically provided in this Agreement (the “Seller’s Retained Obligations”).  The Seller’s Retained Obligations consist of:

(i)                                     Responsibility for the payment of all operating expenses and capital expenditures related to the Properties and attributable to the period prior to the Effective Date;

(ii)                                  Responsibility for payment of all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and other burdens or encumbrances to which the Properties are subject that are attributable to periods before the Effective Date;

(iii)                               Responsibility for proper accounting for and disbursement of production proceeds from the Properties attributable to periods before the Effective Date; and

(iv)                              Responsibility for the exclusions from the Environmental Obligations described in Section 12.5.2.

12.4         Plugging and Abandonment Obligations.

12.4.1                  Buyer’s Obligations.  Upon and after Closing, Buyer assumes full responsibility and liability for the following plugging and abandonment obligations related to the Properties (the “Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Properties before or after the Effective Date:

(i)                                     The necessary and proper plugging, replugging and abandonment of all wells on the Properties, whether plugged and abandoned before or after the

                                                Effective Date, as may be required by applicable governmental laws, rules and regulations;

(ii)                                  The necessary and proper removal, abandonment, and disposal of all platforms, structures, pipelines, equipment, abandoned Properties and junk located on or comprising part of the Properties, including junk on the sea floor at the Leases, as may be required by applicable governmental laws, rules and regulations;

(iii)                               The necessary and proper capping and burying of all flow lines associated with the Wells and located on or comprising part of the Properties, as may be required by applicable governmental laws, rules and regulations;

(iv)                              The necessary and proper restoration of the Properties, both surface, sea floor, and subsurface, as may be required by applicable governmental laws, rules and regulations;

(v)                                 Any necessary clean-up or disposal of Properties contaminated by naturally occurring radioactive material (“NORM”), as may be required by applicable governmental laws, rules and regulations; and

(vi)                              All plugging and abandonment obligations arising from contractual requirements and demands made by courts or other authorized regulatory bodies.

12.5         Environmental Obligations.

12.5.1                  Buyer’s Obligations. Except as provided in Section 12.5.2, upon and after Closing, Buyer assumes full responsibility and liability for the following occurrences, events and activities on or related to the Properties (the “Environmental Obligations”), regardless of whether arising from the ownership or operation of the Properties before or after the Effective Date, and regardless of whether resulting from any acts or omissions of Seller or the condition of the Properties when acquired:

(i)                                     Environmental pollution or contamination, including pollution or contamination of the soil, sea, groundwater or air by oil, gas, condensate, distillate, other hydrocarbons, brine, NORM or otherwise;

(ii)           Underground injection activities and waste disposal onsite;

(iii)                               Clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface, sea floor, and subsurface pollution caused by spills;

(iv)                              Failure to comply with applicable land use, surface disturbance, licensing or notification requirements;

(v)                                 Disposal on the Properties of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership or operation of the Properties before or after the Effective Date; and

(vi)                              Non-compliance with environmental or land use rules, regulations, demands or orders of appropriate state or federal regulatory agencies.

12.5.2                  Exclusions from Buyer’s Obligations. Buyer’s Environmental Obligations do not include:

(i)                                     Any civil or criminal fines or penalties that may be levied against Seller or Buyer by any court or regulatory authority for any such violation of any laws, rules or regulations in connection with the ownership or operation of the Properties before the Effective Date, all of which shall remain the responsibility of Seller; and

(ii)                                  Transportation and disposal offsite from the Properties before the Effective Date of any hazardous substances, wastes, NORM, materials and products generated by or used in connection with the ownership or operation of the Properties before the Effective Date.

12.6         Indemnities; Definition of Claims.  As used in this Agreement, the term “Claims” means any and all losses, liabilities, damages, punitive damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments for: (i) breaches of contract; (ii) loss or damage to Properties, injury to or death of persons, and other tortious injury; and (iii) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity. The term “Claims” also includes reasonable attorneys fees, court costs, and other reasonable costs of litigation resulting from the defense of any claim or cause of action within the scope of the indemnities in this Agreement.

12.7         Application of Indemnities.

12.7.1                  Covered Claims and Parties. All indemnities set forth in this Agreement extend to the officers, directors, employees and affiliates of the party indemnified. Unless this Agreement expressly provides to the contrary, the indemnities set forth in this Agreement apply regardless of whether the indemnified party (or its employees, agents, contractors, successors or assigns) causes, in whole or part, an indemnified Claim, including indemnified Claims arising out of or resulting, in whole or part, from the condition of the Properties or the indemnified party’s (or its employees’, agents’, contractors’, successors’ or assigns’) sole or concurrent negligence, strict liability or fault. However, the indemnities set forth in this Agreement do not extend to any part of an indemnified Claim that (i) is the result of the gross negligence, willful misconduct or fraud of the indemnified party or (ii) is the result of the imposition of civil or criminal fines or penalties by any court or regulatory authority on the indemnified party due the indemnified party’s failure to comply with applicable laws, regulations or orders.

12.7.2                  Other Limitations. The indemnities of the indemnifying party in this Agreement do not cover or include any amounts that the indemnified party legally recoups from other third party owners under applicable joint operating agreements or other agreements, or for which the indemnified party is reimbursed by any third party. The indemnities in this Agreement do not relieve the parties to this Agreement from any obligations to third parties. The indemnities of the parties in this Agreement do not relieve the indemnified party from, or extend to cover, any obligations of the indemnified party under the terms of any operating agreement or other cost-sharing arrangement which is applicable to any Claim. There will be no upward or downward adjustment in the Purchase Price as a result of any matter for which Buyer or Seller is indemnified under this Agreement.

12.8         Buyer’s Indemnity. Buyer shall indemnify, defend and hold Seller harmless from and against any and all Claims caused by, resulting from or incidental to:

12.8.1                  Buyer’s Assumed Obligations;

12.8.2                  Any violation by Buyer of state or federal securities laws, or any subsequent sale or other disposition of the Properties (or portion thereof) by Buyer; its affiliates or Buyers;

12.8.3                  Buyer’s inspection of the Properties under Section 5(a)(iii); and

12.8.4                  Buyer’s breach of its representations and warranties under Section 4 hereof.

12.9         Seller’s Indemnity.  Seller shall indemnify, defend and hold Buyer harmless from and against any and all Claims caused by, resulting from or incidental to:

12.9.1                  Seller’s Retained Obligations and the exclusions from the Environmental Obligations assumed by Buyer in the Buyer’s Assumed Obligations under Section 12.5.2; and

12.9.2                  Seller’s breach of its representations and warranties under Section 3 hereof.

12.10       Notices and Defense of Indemnified Claims.  Each party shall immediately notify the other party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other party under this Agreement. The indemnifying party shall be obligated to defend at the indemnifying party’s sole expense any litigation or other administrative or adversarial proceeding against the indemnified party relating to any Claim for which the indemnifying party has agreed to indemnify and hold the indemnified party harmless under this Agreement. However, the indemnified party shall have the right to participate with the indemnifying party in the defense of any such Claim at its own expense.

12.11       Waiver of Consequential and Punitive Damages.  Notwithstanding any other provision of this Agreement, Seller and Buyer waive and release any claim against the other for consequential damages (except to the extent such damages are asserted in a claim by a third party for which indemnification is provided hereunder), however and whenever arising under this Agreement or as a result of or in connection with the assignments contemplated herein, and whether based on negligence, breach of warranty, breach of contract, strict liability or otherwise. Consequential damages shall include but not be limited to loss of revenue, profit or use of capital, production delays, loss of product, reservoir loss or damage, losses resulting from failure to meet other contractual commitments or deadlines and downtime of facilities.

13.      No Commissions Owed.  Seller agrees to indemnify and hold Buyer and its affiliates, and the respective officers, directors, employees, attorneys, contractors and agents of Buyer and its affiliates, harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys’ fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby.  Buyer agrees to indemnify and hold Seller (and its members and its and their affiliates, and the respective officers, directors, employees, attorneys, contractors and agents of Seller and such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys’ fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

14.      Casualty Loss.  In the event of damage by fire or other casualty to the Properties prior to the Closing, this Agreement shall remain in full force and effect, and in such event:

(a)      Oil and Gas Properties.  As to each such Property so damaged which is an Oil and Gas Property, then (unless Seller elects to repair such damage, which Seller shall have no obligation to do, in which case all rights to insurance proceeds, and claims against third parties, related thereto shall belong to Seller), (i) at the election of either Buyer of Seller, such Property shall be treated as if it had an Asserted Defect associated with it and the procedure provided for in Section 7 shall be applicable thereto (in which case, unless Buyer and Seller agree to the contrary, all rights to insurance proceeds, and claims against third parties, related thereto shall belong to Seller), or, (ii) if no such election is made by Buyer or Seller, the Purchase Price will not be adjusted, and Seller shall, at Seller’s election, either collect (and when collected pay over to Buyer) any insurance proceeds related to such damage, or assign to Buyer such insurance proceeds, and, in either event, Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price.

(b)      Other Properties.  As to each such Property so damaged which is other than an Oil and Gas Property, Seller shall, at Seller’s election, either (i) repair such damage or replace such Property, (ii) collect (and when collected pay over to Buyer) any insurance proceeds related to such damage, or (iii) assign to Buyer any insurance proceeds related to such damage, and Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price.

Seller has no obligation to carry insurance coverage, or to carry any particular types or amounts of coverage, and, in the event of a loss which is not covered by insurance, Seller shall have no obligation to Buyer with respect thereto.

15.      Notices.  All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by facsimile (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Seller:                                       PHAWK, LLC

1100 Louisiana, Suite 4400

Houston, Texas 77002

Fax:  (832) 204-2800

Attention:  Stephen W. Herod

If to Buyer:            The Special Committee of Disinterested Directors

49 Allard Boulevard

New Orleans, Louisiana 70119

(504) 486-7643

Fax:   (504) 552-4757

Attention: Mr. Robert C. Stone, Jr.

and shall be considered delivered on the date of receipt.  Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

16.      Survival of Provisions.  All representations and warranties made herein by Buyer and Seller shall be continuing and shall be true and correct on and as of the date of Closing with the same force and effect as if made at that time (and shall inure to the benefit of the respective successors and assigns of Buyer and Seller), and all of such representations and warranties shall survive the Closing and the delivery of the Conveyance for a period of one (1) year, provided, however, that the representations of Seller in Sections 3(a)(xvi) and (xvii) shall survive the Closing and delivery of the Conveyance for a period of two (2) years.  The provisions of Section 10 (to the extent the same are, by mutual agreement, not performed at Closing), and Sections 11, 13, 15 and 17 shall (subject to any limitations set forth therein) survive the Closing and delivery of the Conveyance indefinitely subject to any applicable statute of limitations.  The obligations under Section 12 shall survive the Closing and the delivery of the Conveyance indefinitely.

 17.     Miscellaneous Matters.

(a)      Further Assurances.  After the Closing, (i) Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer, and (ii) Buyer shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments and documents, and do such other and further acts and things, as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)      Deceptive Trade Practices Waiver.  TO THE EXTENT APPLICABLE TO THE TRANSACTION CONTEMPLATED HEREBY OR ANY PORTION THEREOF, BUYER WAIVES BUYER’S RIGHTS UNDER THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTIONS 17.41 ET. SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND ANY COMPARABLE ACT IN ANY OTHER STATE IN WHICH THE PROPERTIES ARE LOCATED.  BUYER STATES THAT, AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

(c)      Parties Bear Own Expenses/No Special Damages.  Each party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(d)      No Sales Taxes.  No sales, transfer or similar tax will be collected at Closing from Buyer in connection with this transaction.  If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Buyer agrees to be solely responsible, and shall indemnify and hold Seller (and its affiliates, and its and their directors, officers, employees, attorneys, contractors and agents) harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto and the Buyer shall remit such taxes at that time.  Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met.

(e)      Entire Agreement.  This Agreement and the “Broker Leases Agreement” between the Parties of same date as this Agreement contain the entire understanding of the Parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the Parties with respect to such subject matter.

(f)       Amendments, Waivers.  This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

(g)      Choice of Law.  Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of a state in which a portion of the Properties is located (or which is otherwise applicable to a portion of the Properties) governs, the law of such state shall apply as to that portion of the property located in (or otherwise subject to the laws of) such state.

(h)      Headings, Time of Essence, etc.  The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.  Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires.  Time is of the essence in this Agreement.

(i)       No Assignment.  Prior to Closing, neither party shall have the right to assign its rights under this Agreement, without the prior written consent of the other party first having been obtained.

(j)       Successors and Assigns.  Subject to the limitation on assignment contained in subsection (i) above, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

(k)      Counterpart Execution.  This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument.  It shall not be necessary for Buyer and Seller to sign the same counterpart.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

“SELLER”

PHAWK, LLC

By:
Floyd C. Wilson, President

“BUYER”

PETROHAWK ENERGY CORPORATION

By:
Robert C. Stone, Jr.
Chairman of Special Committee

Disclosure Schedule

Environmental:

1.               There have been oil and gas production and exploitation activities on the Lands and Leases for a number of years.  During such period, the Properties have been used for natural gas, crude oil and salt production, transportation, storage and related activities.  As is customary in conducting operations of this nature, leaks and spills likely have occurred from time to time in connection with such activities.  In addition, the Properties may contain abandoned or out-of-service wells and other equipment incident to such operations.    The physical and environmental condition of the Properties may not be ascertainable by visual inspection.  However, to the best of Seller’s knowledge, the Properties have been operated and maintained in compliance in all material respects with applicable environmental laws. The statements in this paragraph are intended as disclosures of possible conditions existing on the Properties.

SCHEDULE I

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

CONVEYANCE

PHAWK, LLC, a Delaware limited liability company, (formerly Petrohawk Energy, LLC), (herein called “Grantor”), for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER, and DELIVER unto PETROHAWK ENERGY CORPORATION, a Delaware corporation (herein called “Grantee”), whose address is 1100 Louisiana, Suite 4400, Houston, Texas 77002, the following described properties, rights and interests:

(a)      All right, title and interest of Grantor in and to the oil, gas and/or mineral leases, the wells, the production facility platform, and related pipelines and associated rights of way,  and that certain abandonment escrow account, that are described on Exhibit A hereto; and

(b)      All rights, titles and interests of Grantor in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the properties described in subsection (a) above, to the extent and only to the extent such rights, titles and interests are attributable to the properties described in subsection (a) above; and

(c)      All rights, titles and interests of Grantor in and to all presently existing and valid production sales contracts, operating agreements, exploration agreements, farm-out and farm-in agreements, right of way easements, surface use agreements, seismic data agreements (to the extent transferable and subject to the limitations set forth below), copies of all lease files, land files, well files, environmental records, production records, division order files, abstracts, title opinions, and contract files, and other agreements and contracts (including but not limited to AMI agreements, if any) which relate to any of the properties described in subsections (a) and (b) above, to the extent and only to the extent such rights, titles and interests are attributable to the properties described in subsections (a) and (b) above; and

(d)      All rights, titles and interests of Grantor in and to all wells, wellhead equipment, production facilities, flowlines, tanks, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment located on the properties described in subsections (a) and (b) above and currently in use in connection with the operation of such properties, to the extent and only to the extent such rights, titles and interests are attributable to the properties described in subsections (a) and (b) above; and

(e)      certain office furniture and office equipment, automobiles, assignable service agreements, warranty agreements and other agreements associated with the furniture and equipment, as described on Exhibit B, and any logo, service mark, copyright, trade name or trademark of or associated with the name Petrohawk Energy or Petrohawk.

The properties, rights and interests specified in the foregoing subsections (a) through (e), inclusive, are herein sometimes collectively called the “Subject Properties”.  The Subject Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Grantor, (i) all rights and causes in action, arising, occurring or existing and accrued in favor of Grantor prior to the effective date hereof or arising out of the operation of or production from the Subject Properties prior to the effective date hereof (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Grantor and relating and accruing to any time period prior to the effective date), and (ii) any seismic data covering lands or depths not covered by the Subject Properties, any seismic data not owned by or licensed to Grantor and any seismic data which is not transferable.

TO HAVE AND TO HOLD the Subject Properties unto Grantee, Grantee’s successors and assigns, forever.

This Conveyance is made subject to that certain Agreement of Sale and Purchase between Grantor and Grantee dated August ___, 2004.  Such Agreement of Sale and Purchase contains certain representations, warranties, indemnities and agreements between the parties, some of which may survive the delivery of this Conveyance, as more particular provided for therein, but  third parties may conclusively rely on this Conveyance to vest title to the Subject Properties in Grantee.  Subject to the terms and provisions of such Agreement of Sale and Purchase:

(a)                                  GRANTOR AGREES TO WARRANT AND FOREVER DEFEND TITLE TO THE SUBJECT PROPERTIES UNTO GRANTEE AND ITS SUCCESSORS AND ASSIGNS, AGAINST THE CLAIMS AND DEMANDS OF ALL PERSONS CLAIMING, OR TO CLAIM THE SAME, OR ANY PART THEREOF BY, THROUGH OR UNDER GRANTOR, BUT NOT OTHERWISE;

(b)                                 THE EXPRESS WARRANTY OF TITLE SET FORTH ABOVE IS EXCLUSIVE, AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND GRANTOR EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES;

(c)                                  WITHOUT LIMITATION OF THE FOREGOING, THE SUBJECT PROPERTIES ARE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR

                                                OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN (a) ABOVE, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER;

Grantor agrees to execute and deliver to Grantee, from time to time, such other and additional instruments, notices, division orders, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Grantee the Subject Properties.

This Conveyance is being executed in several counterparts all of which are identical.

IN WITNESS WHEREOF this Conveyance has been executed on August      , 2004, effective as to runs of oil and deliveries of gas, and for all other purposes, as of 7:00 a.m. Central Daylight Time on June 1, 2004.

WITNESSES:
PHAWK, LLC

Name:
By:
Floyd C. Wilson, President

Name:

WITNESSES:
PETROHAWK ENERGY CORPORATION

Name:

By;
Name:
Title:
Name:

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